Exhibit 99

PRESS RELEASE
Robert W. Lane Joins GE’s Board of Directors

FAIRFIELD, CONNECTICUT (June 10, 2005) - The Board of Directors of the General Electric Company today elected Robert W. Lane, chairman and CEO of Deere & Company, the world’s leading manufacturer of agricultural and forestry equipment, to the Board of Directors.

The addition of Lane brings the membership of GE’s board to 16. The board has determined that Lane is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines as set forth in its Governance Principles, which are available in Our Actions, the Company’s 2005 Citizenship Report, at http://www.ge.com/en/citizenship/governance/index.htm.

“Bob Lane’s success in leading an American company to global success and building value in one of America’s great industrial brands make him a natural fit for the GE Board of Directors,” said GE Chairman and CEO Jeff Immelt. “His guidance on strategy and execution in a worldwide economy will be invaluable to the board and to our business leaders.”

Lane, 55, has served as chairman and CEO of Deere & Company since August 2000. He joined Deere in 1982 following a career in global banking and managed various operations within its Worldwide Construction Equipment Division, served as president and chief operating officer of Deere Credit, Inc., and directed Deere’s equipment operations in Latin America, East Asia, Australia and South Africa as senior vice president of the Worldwide Agricultural Equipment Division.

Lane was appointed chief financial officer of Deere in 1996 and subsequently served as senior vice president and managing director of operations in Europe, Africa, the Middle East, India and the nations of the former Soviet Union. He was then named president of the Worldwide Agricultural Equipment Division and subsequently of Deere & Company.

Lane also serves as a member of the board of directors of Verizon Communications Inc. He is a member of The Business Council and the Business Roundtable. Lane is also an honorary director of the Lincoln Park Zoo and a national director of the Lyric Opera of Chicago.

A graduate with high honors from Wheaton College in Wheaton, Illinois, Lane also holds a Master of Business Administration degree from the University of Chicago Graduate School of Business.

* * *

(1)

GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Contact: General Electric, Fairfield
David Frail, 203/373.3387
 david.frail@ge.com

(2)